EX - 11.1

COMPUTATION OF PER SHARE EARNINGS

                        SEAVIEW VIDEO TECHNOLOGY, INC.
                                    EXHIBIT
                       COMPUTATION OF PER SHARE EARNINGS


                                                      Quarter         Quarter         Nine Months      Nine Months
                                                 Ended Sept. 30,   Ended Sept. 30,        Ended           Ended
                                                       2000             1999         Sept. 30, 2000    Sept. 30,1999
                                                 ---------------   --------------   ----------------  ---------------
Net income ...................................     $   216,132       $     9,845       $   155,128      $    46,949

Shares:

Basic weighted average number of
    shares outstanding .......................       9,821,449         6,430,000         9,187,858        6,430,000
Additional shares adjusted-under nonvested
    stock for diluted earnings per share .....       3,149,715         2,586,282         3,149,223        2,622,822
                                                   -----------       -----------       -----------      -----------
Diluted weighted average number
    of shares outstanding ....................      12,971,164         9,016,282        12,337,081        9,052,822

BASIC EARNINGS PER SHARE:
Net income ...................................     $      .022       $      .002       $      .017      $      .007

DILUTED EARNINGS PER SHARE:
Net income ...................................     $      .017       $      .001       $      .013      $      .005
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